UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 28, 2004

Date of Report (Date of earliest event reported)

SANMINA-SCI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street

San Jose, California 95134

(Address of principal executive offices)

(408) 964-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement/

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 26, 2004, Sanmina-SCI Corporation (the “Company”) entered into a Credit and Guaranty Agreement among the Company, the subsidiaries of the Company party thereto as guarantors, the lenders party thereto from time to time, Citibank, N.A., as Initial Issuing Bank, Banc of America Securities LLC, as Syndication Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Bank of Nova Scotia, as Co-Documentation Agents, Citigroup Global Markets Inc. and Banc of America Securities LLC, as Joint Book Managers and Joint Lead Arrangers, Citicorp USA, Inc., as Administrative Agent, and Citibank, N.A., as Collateral Agent (the “Credit Agreement”).  The Credit Agreement provides for a $500.0 million revolving credit facility, with a $150.0 million letter of credit sublimit, expiring on October 26, 2007.  Borrowing capacity under the Credit Agreement will be limited to $250.0 million through January 31, 2005 unless we raise a specified amount of additional debt or equity capital, and will decrease to $150.0 million after such date if we have not satisfied this additional financing condition.  There are currently no loans or letters of credit outstanding under the Credit Agreement.

Interest on the loans is payable quarterly in arrears with respect to base rate loans and at the end of an interest period in the case of eurocurrency rate loans.  Principal, together with accrued and unpaid interest, is due at maturity.  In addition, if the Company is required to make a mandatory prepayment with respect to its 10.375% Senior Secured Notes, and it does not meet specified liquidity and other requirements at such time, the Company is required to prepay any loans outstanding under the Credit Agreement.

The Company and its subsidiaries’ obligations under the credit facility are secured by:

•                  substantially all of the Company’s assets;

•                  substantially all of the assets of the Company’s United States subsidiaries located in the United States, subject to limited exceptions;

•                  a pledge of all capital stock of substantially all of the Company’s United States subsidiaries;

•                  a pledge of 65% of the capital stock of certain of the Company’s and its United States subsidiaries’ first-tier foreign subsidiaries; and

•                  mortgages on certain domestic real estate.

All of the Company’s existing and future domestic subsidiaries will guaranty the obligations under the credit facility, subject to some limited exceptions.  Each subsidiary guarantee under the credit facility is secured, subject to permitted liens, by a security interest in substantially all of the assets of each subsidiary guarantor, as well as a pledge of the stock of such subsidiary’s domestic subsidiaries and a pledge of 65% of the stock of such subsidiary’s first tier foreign subsidiaries, subject to limited exceptions.  In addition, the Company and certain of its subsidiaries have granted mortgages on real property to secure the obligations under the Credit Agreement.  The Credit Agreement provides for the collateral to be released at such time as the Company’s 10.375% Senior Secured Notes due January 15, 2010 have been paid in full, the Company has satisfied its obligations with respect to repayment of outstanding debt described above, the long-term unsecured noncredit enhanced debt of the Company shall be rated not less than BB by Standard & Poor’s and Ba2 by Moody’s and the Company is in pro forma compliance with the financial covenants contained in the Credit Agreement.

The credit facility requires the Company to comply with a fixed charge coverage ratio and a leverage ratio.  Additionally, the credit facility contains affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations.  Further, the credit facility contains negative covenants limiting the ability of the Company and its subsidiaries, among other things, to incur debt, grant liens, make acquisitions, make certain restricted payments, sell assets and enter into sale and lease back transactions.  The events of default under the credit facility include payment defaults, cross defaults with certain other indebtedness, breaches of covenants and bankruptcy events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANMINA-SCI CORPORATION

Date: October 28, 2004	By:	/s/ David L. White
David L. White
Executive Vice President and Chief Financial Officer